Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated June 12, 2025, relating to the consolidated balance sheet of Knorex Ltd. as of December 31, 2024, and the consolidated statements of operations and comprehensive loss, change in shareholders’ equity (deficit) and cash flows for the years ended December 31, 2024 and 2023. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

September 21, 2026